EXHIBIT 99.1

PRESS RELEASE
1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES
FOURTH QUARTER AND YEAR END 2007 FINANCIAL RESULTS
MIDLAND, Texas, (BUSINESS WIRE), February 20, 2008 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its financial results for the fourth quarter and year ended December 31, 2007, compared to the results for the same period in 2006. In a separate press release issued today, Parallel announced its production, work-in-progress, 2008 capital investment budget, 2007 reserves and field operations update. The Company’s financial and field operations conference call and webcast will be held Thursday, February 21, 2008 at 2:00 p.m. Eastern time (1:00 p.m. Central time). Details for the conference call and webcast are disclosed at the end of this press release.
Fourth Quarter Financial Results
For the three months ended December 31, 2007, Parallel reported a net loss of $8.3 million, or a loss of $0.21 per diluted share. Included in the net loss was a $25.6 million pre-tax loss on derivatives, which included settlements of $6.7 million. Parallel had no derivatives classified as hedges during the fourth quarter of 2007. For the three months ended December 31, 2006, Parallel recorded net income of $11.1 million, or $0.29 per diluted share. Included in net income for the three months ended December 31, 2006 was a $2.7 million pre-tax gain on derivatives, which included settlements of $0.3 million and a gain on the sale of partnership assets in West Fork Pipeline Company of approximately $9.0 million.
For the fourth quarter of 2007, Parallel’s oil and natural gas sales were 254 MBbls of oil and 2,179 MMcf of natural gas, or 617 MBOE. During this period, the average unhedged prices the Company received for its oil and natural gas were $84.77 per barrel and $6.68 per Mcf, or $58.46 per BOE. For the same period of 2006, oil sales were 289 MBbls at an average unhedged price of $53.93 per barrel and natural gas sales were 1,645 MMcf at an average unhedged price of $6.43 per Mcf, or 563 MBOE at an average unhedged price of $46.46 per BOE ($42.47 per BOE, net of the effect of hedges).
When comparing the fourth quarter of 2007 to the fourth quarter of 2006, oil and gas operating revenues increased approximately 51% to $36.1 million and total costs and expenses increased approximately 26% to $18.7 million, which increased operating income approximately 91% to $17.3 million. Total operating costs and expenses increased primarily due to increases in lease operating expense, general and administrative expense, and depreciation, depletion and amortization costs. Interest expense increased approximately 68% to $5.7 million.
Year End Financial Results
For the twelve months ended December 31, 2007, Parallel reported a net loss of $4.7 million, or a loss of $0.12 per diluted share. Included in the net loss was a $36.8 million pre-tax loss on derivatives, which included settlements of $16.6 million. Parallel had no derivatives classified as hedges during the twelve months ended December 31, 2007. The net loss also included a $0.8 million non-cash write off of previously capitalized debt issuance costs associated with the Company’s Second Lien Term Loan that was retired with the proceeds of its July 2007 senior notes offering. For the twelve months ended December 31, 2006, Parallel recorded net income of $26.2 million, or $0.71 per diluted share. Included in net income for the twelve months ended December 31, 2006 was a $2.8 million pre-tax gain on derivatives, which included settlements of $3.9 million and a gain on the sale of partnership assets in West Fork Pipeline Company of approximately $9.0 million.
For the twelve months ended December 31, 2007, Parallel’s oil and natural gas sales were 1,051 MBbls of oil and 7,422 MMcf of natural gas, or 2,288 MBOE. During this period, the average unhedged prices the Company received for its oil and natural gas were $65.97 per barrel and $6.29 per Mcf, or $50.72 per BOE. For the same period of 2006, oil sales were 1,137 MBbls at an average unhedged price of $59.86 per barrel and natural gas sales were 6,539 MMcf at an average unhedged price of $6.19 per Mcf, or 2,227 MBOE at an average unhedged price of $48.73 per BOE ($43.56 per BOE, net of the effect of hedges).
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Parallel Petroleum Announces
4Q & Year End 2007 Financial Results
February 20, 2008

When comparing the twelve months ended December 31, 2007 to the twelve months ended December 31, 2006, oil and gas operating revenues increased approximately 20% to $116.0 million and total costs and expenses increased approximately 18% to $67.1 million, which increased operating income approximately 21% to $49.0 million. Total operating costs and expenses increased primarily due to increases in lease operating expense, general and administrative expense, and depreciation, depletion and amortization costs. Interest expense increased approximately 55% to $19.2 million. Cost of debt retirement of $0.8 million represents the write off of previously capitalized debt issuance costs associated with the Company’s Second Lien Term Loan that was retired with the proceeds of its senior notes offering.
When comparing the twelve months ended December 31, 2007 to the twelve months ended December 31, 2006, net cash provided by operating activities increased approximately 3% to $76.6 million, net cash used in investing activities decreased approximately 17% to $167.4 million, and net cash provided by financing activities decreased approximately 26% to $92.7 million.
Balance Sheet Review
At December 31, 2007, current assets were $45.6 million, which included $7.8 million of cash and cash equivalents. Current liabilities were $78.9 million, including current derivative obligations of $30.4 million. Long-term liabilities were $249.0 million, including $205.4 million of debt and $13.2 million of derivative obligations. The borrowing base under the Company’s revolving credit facility was $200.0 million as of December 31, 2007, and outstanding borrowings under the revolving credit facility at that same date were $60.0 million. In addition, the Company had $150.0 million outstanding under its senior notes. As of December 31, 2007, the Company’s net capitalized costs associated with its oil and gas properties and other equipment were $506.0 million. Stockholders’ equity was $235.3 million.
Management Comments
Larry C. Oldham, Parallel’s President, commented, “On July 31, 2007, we completed a $150.0 million private offering of senior notes. The net proceeds of approximately $143.5 million were used first to retire our $50.0 million Second Lien Term Loan with the remainder being applied to our revolving credit facility. On December 6, 2007, we sold 3,000,000 shares of common stock in a public offering for $18.50 per share, realizing net proceeds of approximately $52.5 million. We used the net proceeds to repay borrowings under our revolving credit facility. We anticipate that the net proceeds will be available under our revolving credit facility as needed in the future to finance our exploitation, development and acquisition activities. Due to an increase in our proved developed producing (PDP) reserves, our bank lenders increased the borrowing base under our revolving credit facility to $200.0 million in December 2007. Our outstanding borrowings as of December 31, 2007 were $60.0 million.”
Oldham further commented, “Our balance sheet and our liquidity were strengthened by the senior notes and equity offerings and the increase in our borrowing base. Our $140.0 million availability at December 31, 2007 under our revolving credit facility and our operating cash flow will be used to finance our $127.2 million capital investment budget in 2008 and potential producing property acquisitions.”
In a final comment, Oldham stated, “Our focus in 2008 is to increase production and proved developed producing (PDP) reserves. Our 2008 production and PDP reserves growth have already begun and are expected to increase as drilling continues and take-away capacity is increased in the Barnett Shale project; development drilling continues in our New Mexico Wolfcamp project; infill development drilling advances in the Diamond M Canyon Reef project; and waterflood implementation and associated infill development drilling continue in our Carm-Ann and Harris San Andres projects.”
SELECTED FINANCIAL STATEMENTS AND SCHEDULES FOLLOW
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Parallel Petroleum Announces
4Q & Year End 2007 Financial Results
February 20, 2008

PARALLEL PETROLEUM CORPORATION
Consolidated Balance Sheets
December 31, 2007 and 2006
(dollars in thousands)

Assets	2007	2006
Current assets:
Cash and cash equivalents	$7,816	$5,910
Accounts receivable:
Oil and natural gas sales	20,499	18,605
Joint interest owners and other, net of allowance for doubtful account of $50 and $80	2,460	7,212
Affiliates	3,970	3,335

	26,929	29,152
Other current assets	600	2,863
Deferred tax asset	10,293	4,340

Total current assets	45,638	42,265

Property and equipment, at cost:
Oil and natural gas properties, full cost method (including $86,402 and $50,375 not subject to depletion)	648,576	501,405
Other	2,877	2,614

	651,453	504,019
Less accumulated depreciation, depletion and amortization	(145,482)	(115,513)

Net property and equipment	505,971	388,506

Restricted cash	78	325
Investment in pipelines and gathering system ventures	8,638	6,454
Other assets, net of accumulated amortization of $1,425 and $760	2,768	5,268

	$563,093	$442,818

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$47,848	$36,171
Asset retirement obligations	598	701
Derivative obligations	30,424	14,109

Total current liabilities	78,870	50,981

Revolving credit facility	60,000	115,000
Term loan	—	50,000
Senior notes (principal amount $150,000 in 2007)	145,383	—
Asset retirement obligations	4,339	4,362
Derivative obligations	13,194	14,386
Deferred tax liability	26,045	24,307

Total long-term liabilities	248,961	208,055

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock — par value $0.10 per share, authorized 50,000 shares	—	—
Common stock — par value $0.01 per share, authorized 60,000,000 shares, issued and outstanding 41,252,644 and 37,547,010	412	375
Additional paid-in capital	196,457	140,353
Retained earnings	38,393	43,054

Total stockholders’ equity	235,262	183,782

	$563,093	$442,818

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Parallel Petroleum Announces
4Q & Year End 2007 Financial Results
February 20, 2008

PARALLEL PETROLEUM CORPORATION
Consolidated Statements of Operations
Years ended December 31, 2007, 2006 and 2005
(dollars in thousands, except per share data)

	2007	2006	2005
Oil and natural gas revenues:
Oil and natural gas sales	$116,031	$97,025	$66,150

Cost and expenses:
Lease operating expense	22,200	16,819	9,947
Production taxes	5,545	5,577	4,102
Production tax refund	(1,209)	—	—
General and administrative	10,415	9,523	6,712
Depreciation, depletion and amortization	30,115	24,687	12,044

Total costs and expenses	67,066	56,606	32,805

Operating income	48,965	40,419	33,345

Other income (expense), net:
Gain (loss) on derivatives not classified as hedges	(36,776)	2,802	(31,669)
Gain (loss) on ineffective portion of hedges	—	626	(137)
Interest and other income	197	158	167
Interest expense	(19,177)	(12,360)	(4,780)
Cost of debt retirement	(760)	—	—
Other expense	(118)	(189)	(102)
Equity in income (loss) of pipelines and gathering system ventures	(311)	8,593	(89)

Total other income (expense), net	(56,945)	(370)	(36,610)

Income (loss) before income taxes	(7,980)	40,049	(3,265)

Income tax benefit (expense)	3,319	(13,894)	1,676

Net income (loss)	(4,661)	26,155	(1,589)

Cumulative preferred stock dividend	—	—	(271)

Net income (loss) available to common stockholders	$(4,661)	$26,155	$(1,860)

Net income (loss) per common share:
Basic	$(0.12)	$0.73	$(0.06)

Diluted	$(0.12)	$0.71	$(0.06)

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Parallel Petroleum Announces
4Q & Year End 2007 Financial Results
February 20, 2008

PARALLEL PETROLEUM CORPORATION
Consolidated Statements of Cash Flows
Years ended December 31, 2007, 2006 and 2005
(dollars in thousands)

	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$(4,661)	$26,155	$(1,589)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	30,115	24,687	12,044
Gain on sale of automobiles	(30)	—	—
Accretion of asset retirement obligation	324	248	112
Accretion of senior notes discount	197	—	—
Deferred income tax (benefit) expense	(3,319)	13,894	(1,676)
(Gain) loss on derivatives not classified as hedges	36,776	(2,802)	31,669
(Gain) loss on ineffective portion of hedges	—	(626)	137
Cost of debt retirement	760	—	—
Common stock issued in lieu of cash for directors fees	96	118	99
Stock option expense	247	531	278
Equity (income) loss in pipelines and gathering system ventures	311	(8,593)	89
Return on investment in pipelines and gathering system ventures	287	9,000	—
Bad debt expense	(30)	71	—

Changes in assets and liabilities:
Other assets, net	379	1,567	(823)
Restricted cash	247	(50)	(274)
Decrease (increase) in accounts receivable	2,253	(15,151)	(7,034)
Decrease (increase) in other current assets	1,070	(153)	(1,187)
Increase in accounts payable and accrued liabilities	11,597	25,330	5,273
Federal tax deposit	—	(40)	—

Net cash provided by operating activities	76,619	74,186	37,118

Cash flows from investing activities:
Additions to oil and natural gas properties	(149,298)	(195,396)	(77,351)
Use of restricted cash for acquisition of oil and natural gas properties	—	2,366	(79)
Proceeds from disposition of oil and natural gas properties and other property and equipment	1,677	130	3,028
Additions to other property and equipment	(379)	(210)	(342)
Settlements of derivative instruments	(16,615)	(3,902)	(5,022)
Purchase of derivative instruments	—	—	(2,363)
Investment in pipelines and gathering system ventures	(2,782)	(11,260)	(2,820)
Return of investment in pipelines and gathering system ventures	—	7,724	—

Net cash used in investing activities	(167,397)	(200,548)	(84,949)

Cash flows from financing activities:
Borrowings from bank line of credit	92,000	117,000	45,714
Payments on bank line of credit	(147,000)	(52,000)	(74,714)
Borrowings from term loan	—	—	50,000
Payment on term loan	(50,000)	—	—
Senior notes (principal amount $150,000 in 2007)	145,186	—	—
Deferred financing costs	(813)	(179)	(1,253)
Deferred debt offering	(1,671)	—	—
Proceeds from exercise of stock options	2,460	766	2,248
Proceeds (net) from common stock issued	52,522	60,267	27,744
Payment of preferred stock dividend	—	—	(271)

Net cash provided by financing activities	92,684	125,854	49,468

Net increase (decrease) in cash and cash equivalents	1,906	(508)	1,637
Cash and cash equivalents at beginning of year	5,910	6,418	4,781

Cash and cash equivalents at end of year	$7,816	$5,910	$6,418

Non-cash financing and investing activities:
Oil and natural gas properties asset retirement obligation	$(450)	$2,320	$251
Non-cash exchange of oil and natural gas properties:
Properties received in exchange	$6,463	$—	$—
Properties delivered in exchange	$(5,495)	$—	$—
Other transactions:
Interest paid	$13,096	$12,255	$5,192
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Parallel Petroleum Announces
4Q & Year End 2007 Financial Results
February 20, 2008

PARALLEL PETROLEUM CORPORATION
SELECTED OPERATING AND FINANCIAL DATA

	Three Months Ended		Twelve Months Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
	(in thousands, except per unit data)		(in thousands, except per unit data)
Production Volumes:
Oil (Bbls)	254	289	1,051	1,137
Natural gas (Mcf)	2,179	1,645	7,422	6,539
BOE (1)	617	563	2,288	2,227
BOE per day	6.7	6.1	6.3	6.1

Sales Prices:
Oil (per Bbl) (2)	$84.77	$53.93	$65.97	$59.86
Natural gas (per Mcf)	$6.68	$6.43	$6.29	$6.19
BOE price (2)	$58.46	$46.46	$50.72	$48.73
BOE price (3)	$58.46	$42.47	$50.72	$43.56

Operating Revenues:
Oil	$21,529	$15,598	$69,315	$68,076
Effect of oil hedges	—	(2,248)	—	(11,512)
Natural gas	14,545	10,579	46,716	40,461

	$36,074	$23,929	$116,031	$97,025

Operating Expenses and Income:
Lease operating expense	$5,781	$4,180	$22,200	$16,819
Production taxes	1,848	1,461	5,545	5,577
Production tax refund	—	—	(1,209)	—
General and administrative	2,678	2,376	10,415	9,523
Depreciation, depletion and amortization	8,435	6,839	30,115	24,687

	18,742	14,856	67,066	56,606

Operating income	17,332	9,073	48,965	40,419

Other income (expense), net
Gain (loss) on derivatives not classified as hedges	(25,615)	2,686	(36,776)	2,802
Gain on ineffective portion of hedges	—	126	—	626
Interest and other income	34	36	197	158
Interest expense	(5,728)	(3,416)	(19,177)	(12,360)
Cost of debt retirement	—	—	(760)	—
Other expense	(27)	(25)	(118)	(189)
Equity in income (loss) of pipelines and gathering system ventures	352	8,661	(311)	8,593

Total other income (expense), net	(30,984)	8,068	(56,945)	(370)

Income (loss) before income taxes	(13,652)	17,141	(7,980)	40,049
Income tax benefit (expense)	5,330	(6,057)	3,319	(13,894)

Net income (loss)	$(8,322)	$11,084	$(4,661)	$26,155

Net income (loss) per common share:
Basic	$(0.21)	$0.30	$(0.12)	$0.73
Diluted	$(0.21)	$0.29	$(0.12)	$0.71

Weighted average common shares outstanding:
Basic	39.1	37.5	38.1	35.9
Diluted	39.1	38.3	38.1	36.8

(1)	A BOE means one barrel of oil equivalent using the ratio of six Mcf of gas to one barrel of oil.

(2)	Excludes hedge transactions.

(3)	Includes hedge transactions.
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Parallel Petroleum Announces
4Q & Year End 2007 Financial Results
February 20, 2008

PARALLEL PETROLEUM CORPORATION
DERIVATIVES INFORMATION AS OF DECEMBER 31, 2007 (1)
OIL COLLARS:

				Estimated
		NYMEX Oil Prices		Fair Market
Period of Time	Barrels of Oil	Floor	Cap	Value
				($ in thousands)
Jan 1, 2008 thru Dec 31, 2008	347,700	$63.42	$83.86	$(4,003)
Jan 1, 2009 thru Dec 31, 2009	620,500	$63.53	$80.21	(6,846)
Jan 1, 2010 thru Oct 31, 2010	486,400	$63.44	$78.26	(5,153)

Total Fair Market Value				$(16,002)

NATURAL GAS COLLARS:

				Estimated
	MMBTU of	WAHA Gas Prices		Fair Market
Period of Time	Natural Gas	Floor	Cap	Value
				($ in thousands)
Jan 1, 2008 thru Mar 31, 2008	546,000	$6.50	$9.50	$87
Apr 1, 2008 thru Dec 31, 2008	1,375,000	$6.75	$8.40	63

Total Fair Market Value				$150

COMMODITY SWAPS:

			Estimated
		NYMEX Oil	Fair Market
Period of Time	Barrels of Oil	Swap Price	Value
			($ in thousands)
Jan 1, 2008 thru Dec 31, 2008	439,200	$33.37	$(25,621)

INTEREST RATE SWAPS:

		Weighted Avg	Estimated
	Notional	Fixed	Fair Market
Period of Time	Amounts	Interest Rates	Value at 12/31/07
	($ in millions)		($ in thousands)
Jan 1, 2008 thru Dec 31, 2008	$100	4.86%	$(800)
Jan 1, 2009 thru Dec 31, 2009	$50	5.06%	(754)
Jan 1, 2010 thru Oct 31, 2010	$50	5.15%	(441)

Total Fair Market Value			$(1,995)

(1)	BNP Paribas and Citibank, N.A. are the counterparties in Parallel’s derivative instruments.
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Parallel Petroleum Announces
4Q & Year End 2007 Financial Results
February 20, 2008

Conference Call and Webcast Information
Parallel’s management will host a conference call to discuss fourth quarter and year end 2007 financial results, production, work-in-progress, 2008 capital investment budget, 2007 reserves and field operations. In addition to this press release, please refer to Parallel’s Form 10-K Report for the year ended December 31, 2007 that was filed with the Securities and Exchange Commission on February 20, 2008 and its field operations press release dated February 20, 2008.
The conference call will be held on Thursday, February 21, 2008, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 888-713-4214 or 617-213-4866, Participant Passcode 75665568, at least five minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. Participants may pre-register for the call at Parallel’s web site on the Event Details page for the webcast or at www.theconferencingservice.com/prereg/key.process?key=PU697WYER. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 90030622.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to:
•	the results of exploratory drilling activity;

•	the Company’s growth strategy;

•	changes in oil and natural gas prices;

•	operating risks, availability of drilling equipment;

•	outstanding indebtedness;

•	weaknesses in our internal controls;

•	the inherent variability in early production tests;

•	uncertainties inherent in estimating production rates;

•	the availability and capacity of natural gas gathering and transportation facilities;

•	the period of time that our oil and natural gas wells have been producing;

•	changes in interest rates;

•	dependence on weather conditions;

•	seasonality;

•	expansion and other activities of competitors;

•	changes in federal or state environmental laws and the administration of such laws; and

•	the general condition of the economy and its effect on the securities market.
While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
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